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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires: September 30, 1998
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
Klausmeyer,        Kevin                          BMC Software, Inc.            (BMCS)
---------------------------------------------  ----------------------------------------------        Director           10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for       ----               ---
                                                  Number of Reporting        Month/Year           X  Officer (give      Other
2101 CityWest Blvd.                               Person (Voluntary)         August/1998         ----        title  --- (specify
---------------------------------------------                             -------------------                below)     below)
                 (Street)                                                 5. If Amendment,              Vice President,
Houston,            TX              77042         273-46-8620                Date of Original      Chief Accounting Officer
---------------------------------------------     ----------------------     (Month/Day/Year)   --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
USA                                                                       -------------------       (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     08/03/98  S              5,000    D      $49.3750
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Common Stock                     08/03/98  S              5,000    D       $49.00
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Common Stock                     08/07/98  S              2,000    D      $50.8750
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Common Stock                     08/07/98  M             12,000    A        $6.09              0
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                                                                                                                        (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                  SEC 1474 (7/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                Amount or
                                                    -------------------------- Exer-   tion     Title         Number of
                                                    Code  V     (A)     (D)    cisable Date                   Shares
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Employee Stock Option
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   (Right to Buy)*          $6.09         08/07/98   M                 12,000   **    12/15/05 Common Stock     12,000
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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    24,000                    D
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Explanation of Responses:

*   All amounts adjusted for the Company's 2:1 stock split in August 1995, 2:1 stock split in  November 1996 and 2:1 stock split in May 1998. Option originally was exercisable into 7,500 shares at an exercise price of $48.75.

**  Option vests annually over five years in increments of 20%.

                                                                                          BRINKLEY MORSE
**Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ for K. Klausmeyer               9/10/98
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------   ------------
                                                                                      **Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                               Page SEC 1474 (7/98)

